Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Creatd, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Share(2)	Maximum Aggregate Offering Price	Fee Rate(3)	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share issuable pursuant to a negotiation to settle an outstanding balance with two vendors	457(c)	25,000,000		$0.012	$300,000	$0.00014760	$44.28
Fees to be Paid	Equity	Common Stock, par value $0.001 per share issuable upon exercise of December Warrants	457(g)	11,340,000	(4)	$0.017	$192,780	$0.00014760	$28.45
Fees to be Paid	Equity	Common Stock, par value $0.001 per share issuable pursuant to the consulting agreements the Company entered into with various consultants	457(c)	6,900,000		$0.012	$82,800	$0.00014760	$12.22
Fees to be Paid	Equity	Common Stock, par value $0.001 per share issuable pursuant to securities purchase agreement	457(c)	7,000,000		$0.012	$84,000	$0.00014760	$12.40
Fees to be Paid	Equity	Common Stock, par value $0.001 per share issuable pursuant to securities purchase agreement	457(c)	7,000,000		$0.012	$84,000	$0.00014760	$12.40
Fees to be Paid	Equity	Common Stock, par value $0.001 per share issuable pursuant to securities purchase agreement	457(c)	13,531,250		$0.012	$162,375	$0.00014760	$23.97
Fees to be Paid	Equity	Common Stock, par value $0.001 per share issuable pursuant to securities purchase agreement	457(c)	11,944,438		$0.012	$143,333.26	$0.00014760	$21.16

Carry Forward Securities
Carry Forward Securities	-	-	-	-			-			-	-	-	-
	Total Offering Amounts						$1,049,288.26		$154.88
	Total Fees Previously Paid
	Total Fees Offsets
	Net Fee Due								$154.88

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Common Stock (as defined below) being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Based on the average of the high and low reported trading prices of Common Stock as reported on the OTCQB Marketplace operated by OTC Markets Group Inc. on November 16, 2023.

(3)	The fee is calculated by multiplying the aggregate offering amount by $0.00014760, pursuant to Section 6(b) of the Securities Act of 1933.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on exercise price applicable to shares issuable upon conversion of debentures.